UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 28, 2013

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50855 (Commission File Number)	23-3016883 (I.R.S. Employer Identification No.)

640 Lee Road
Chesterbrook, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Transition Services Agreement by and among Pfizer Inc., Auxilium Pharmaceuticals, Inc., Auxilium UK Limited and Auxilium International Holdings, Inc.

As previously disclosed, Auxilium Pharmaceuticals, Inc. (“Auxilium Pharmaceuticals”), Auxilium International Holdings, Inc. (“Auxilium International”) and Pfizer Inc. (“Pfizer”) entered into a Development, Commercialization and Supply Agreement, dated as of December 17, 2008 relating to the development, commercialization and supply of the pharmaceutical product XIAPEX® (clostridial collagenase for injection) for the treatment of Dupuytren’s contracture and potential treatment of Peyronie’s disease in the Territory  (the “Original Agreement”).  Also as previously disclosed, Auxilium Pharmaceuticals, Auxilium International and Pfizer entered into Amendment No. 1 (the “Termination Amendment”), dated as of November 6, 2012, to the Original Agreement providing that the Original Agreement will terminate no later than April 24, 2013 (the “Mutual Termination Date”).  Prior to the Mutual Termination Date, the parties have agreed to continue to perform all of their obligations under the Original Agreement.

On March 28, 2013, Auxilium Pharmaceuticals and its wholly-owned subsidiaries, Auxilium UK Ltd, and Auxilium International Holdings, Inc. (collectively, the “Company” or “Auxilium”), and Pfizer (together with Auxilium, the “Parties,” and each individually, a “Party”) entered into a Transition Services Agreement (the “Transition Services Agreement”) relating to the transition from Pfizer to Auxilium of the development and commercialization activities related to XIAPEX for the treatment of Dupuytren’s contracture and, if approved, for the treatment of Peyronie’s disease in the European Union (the “EU”) and certain Eurasian countries listed in the Original Agreement (such Eurasian countries and the EU, the “Territory”).   Notwithstanding the Termination Amendment, the Transition Services Agreement provides, and sets out schedules, for, among other matters, an orderly transition of regulatory approvals and licenses, packaging and labeling responsibilities, distribution activities, pharmacovigilance obligations, recall obligations, product testing activities, ongoing clinical trial activities and redesign of packaging.

A summary of certain terms of the Transition Services Agreement is set forth below:

•                  Pfizer will assign to Auxilium the ongoing management and continued performance of certain clinical trials for XIAPEX, including the transfer of data, effective May 31, 2013.

•                  Until July 31, 2013, Pfizer will continue to sell in the Territory any of its XIAPEX inventory that remains on hand and will pay to Auxilium any commercialization payments due under the Original Agreement.

•                  The Parties have been cooperating in working toward the transfer of the EU marketing authorization and the Swiss marketing authorization to Auxilium and will continue to do so.  In addition to Pfizer’s selling of its own XIAPEX inventory, Pfizer will also continue to distribute XIAPEX on behalf of Auxilium in the EU and Switzerland until the earlier of the date on which the transfer of the marketing authorizations to Auxilium have been fully implemented or September 30, 2013.

•                  Upon the transfer of the applicable marketing authorizations, Auxilium or entities on behalf of Auxilium, will submit registrations related to pharmacovigilance with respect to XIAPEX.  Pfizer will continue to be responsible for the pharmacovigilance system until such registrations have been approved.  If Auxilium so requests, Pfizer will package and label a new batch of XIAPEX bulk product, manufactured by Auxilium, for Auxilium’s distribution in the Territory.  To engage Pfizer for this packaging and labeling, Auxilium must deliver such Bulk Product to Pfizer by October 31, 2013.  Auxilium will have packaging and labeling responsibility for all future bulk product of XIAPEX.

•                  After February 28, 2014, Pfizer will not provide any further support to Auxilium with respect to the supply of XIAPEX.

•                  The term of the Transition Services Agreement commenced on March 28, 2013 and ends on April 24, 2014; provided that the rights and obligations of the Parties that expressly terminate on a date prior to April 24, 2014 will terminate on such date.

The foregoing description of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement, which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the first quarter of 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: April 3, 2013	By:	/s/ Andrew I. Koven

Andrew I. Koven
Chief Administrative Officer and General Counsel